EXHIBIT 99

United Bancorp, Inc.
Martins Ferry, Ohio

Contacts:

Scott A. Everson, President and CEO, ceo@unitedbancorp.com

Randall M. Greenwood, Senior Vice President and CFO, cfo@unitedbancorp.com

United Bancorp, Inc. Increases its Second Quarter Cash Dividend Payment to $0.1650 per Share, which produces a Forward Yield of 4.6%, and Reports on Annual Shareholder Meeting

MARTINS FERRY, OHIO ♦♦♦ On April 19, 2023, the Board of Directors of United Bancorp, Inc. (UBCP) declared a second quarter dividend payment of $0.1650 per share for shareholders of record on June 9, 2023 with a payment date of June 20, 2023. This is an increase of $0.01, or 6.5%, over the regular cash dividend paid in the second quarter of last year. In the first two quarters of the current year, UBCP has paid total cash dividends of $0.4775 (inclusive of a special cash dividend of $0.15 paid in the first quarter). At the second quarter payment level, the regular cash dividend produces a forward yield of 4.6% based on UBCP’s market value of $14.50 at the most recent quarter-end.

Scott A. Everson, President and CEO announced at the annual meeting held that date, the Shareholders of UBCP elected Directors for the following year including himself; Gary W. Glessner, CPA and Managing Member of Glessner and Associates, PLLC, Wheeling, West Virginia; John M. Hoopingarner, Of Counsel, McMahon, DeGulis LLP, Columbus, Cleveland and Cincinnati, Ohio and Richard L. Riesbeck, Chairman of the UBCP Board of Directors and President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $757.4 million and total shareholder’s equity of $57.6 million as of December 31, 2022. Through its single bank charter, Unified Bank, the Company has eighteen banking offices that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.